Exhibit 4.38

IT AGREEMENT

THIS AGREEMENT dated 3rd of April 2007; by and between CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos street, Piraeus Greece (“CSM”) and CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands(“CPLP”).

WHEREAS:

A.	CPLP, whose units will be listed and will trade on the Nasdaq Global Markel, owns: vessels and requires certain administrative support services.

B.	CPLP has entered into an Administrative Services Agreement dated April 3, 2007 with CSM for the provision of such administrative support services, including for the provision of relevant IT services.

C.	CPLP, as part of the general IT services required for the operations of its fleet, also specifically requires certain Information Technology (“IT”) Services to be provided that comply with all rules, regulations and requirements CPLP is, and will be, subject to including, the requirements of the Sarbanes-Oxley Act (“SOX”), and in particular section 404 of SOX, for the smooth running of its operations (cumulatively, the “IT Services”) and

D.	CPLP, further to the Administrative Services Agreement and in accordance with the terms, wishes to clarify the terms under which CSM shall provide such IT Services.

NOW THEREFORE, the parties agree that, in consideration for CSM arranging for the provision of the IT Services required by CPLP from time to time, and subject to the Terms and Conditions attached hereto, CPLP shall reimburse CSM the costs and expenses incurred by CSM in connection with the provision of such IT Services (the “Costs”) in the manner set out below.

FOR THE AVOIDANCE OF DOUBT, in the case of any conflict between the terms of this Agreement and the Administrative Services Agreement, the Administrative Services Agreement will govern.

IN WITNESS WHEREOF the Parties have executed this. Agreement by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis
Title: CEO & CFO of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.

By:	/s/ Nikolaos Syntichakis
Name: N. Syntichakis
Title:

TERMS AND CONDITIONS

Section 1. General. CSM shall provide all or such portion of the IT Services, in a commercially reasonable manner, as CPLP, may from time to time direct, all under the supervision of CPLP, as represented by Capital GP L.L.C., a Marshall Islands limited liability company that is the general partner of CLP (“CGP”) in its capacity as the general partner of CPLP. The contact person at CSM regarding such matters shall be the head of the IT Department at any such time.

Section 2. Covenants. During the term of this Agreement CSM shall ensure that all of CPLP’s IT Systems are in compliance with all rules and regulations that CPLP is subject to, including but not limited to the requirements of SOX. CSM shall maintain all such IT systems, both the relevant hardware and software, to the highest industry standards and shall perform relevant maintenance, testing and upkeep on a regular basis.

Section 3. Relationship of Parties. During the term of this Agreement CSM shall diligently provide or sub contract for the provision of (in accordance with the terms of this Agreement) the IT Services to CPLP as an independent contractor, and be responsible to CPLP for the due and proper performance of same.

Section 4. Reimbursement of Costs and Expenses. In consideration for CSM providing the IT Services, CPLP shall reimburse CSM for its Costs in US Dollars within 30 days from the submission of an invoice by CSM, including such supporting detail as may be reasonably required to validate such amounts due. For the avoidance of doubt, the Costs reimbursable under this Agreement shall only relate to costs associated with the provision of the IT Services not previously reimbursed under the Administrative Services Agreement.

Section 5. General Relationship Between The Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between CSM and any one or mere of CPLP, CGP or any subsidiary of CPLP.

Section 6. Indemnity. CPLP shall indemnify and hold harmless CSM and its employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them due to this Agreement and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the fraud, gross negligence or willful misconduct of CSM or its employees or agents.

Section 7. No Consequential Damages. Neither CSM nor any of its affiliates shall be liable for indirect, incidental or consequential damages suffered by CPLP, or for punitive damages, with respect to any term or the subject matter of this agreement, even if informed of the possibility thereof in advance. This limitation applies to all causes of action, including, without limitation, breach of contract, breach of warranty, negligence, strict liability, fraud, misrepresentation and other torts.

Section 8. Term And Termination. This Agreement shall have an initial term of five years, unless terminated by the mutual agreement of the parties or by either party hereto on not less than one hundred and twenty (120) days’ notice if:

(a) in the case of CPLP, there is a Change of Control of CSM and in the case of CSM, if there is a Change of Control of CGP or CPLP;

(b) in the case of CSM and at the election of CSM, there is a Change of Control of CPLP;

(c) the other party breaches this Agreement;

(d) a receiver is appointed for all or substantially all of the property of the other party;

(e) an order is made to wind-up the other party;

(f) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

provided that, if the Administrative Services Agreement between the parties is terminated under its terms, this Agreement shall also be automatically terminated.

For the purposes of this Section 8, “Change of Control” means with respect to any entity, an event to which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

Section 9. Entire Agreement. This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

Section 10. Law And Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be put to arbitration in England, a jurisdiction to which the parties hereby irrevocably submit.

Section 11. Notice. Notice- under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to CPLP: 3 Iassonos Street, Piraeus, 18537 Greece, Attn: Ioannis E. Lazaridis, Fax: +30 210 428 4285.

If to CSM: 3 Iassonos Street, Piraeus, 18537 Greece, Attn: Head of IT Department, Fax: +30 210 428 4285.

Section 12. Sub-contracting And Assignment. CSM shall not assign this Agreement to any party that is not a subsidiary or affiliate of CSM except upon written consent of CPLP. CSM may freely sub-contract or sub-license this Agreement, so long as CSM remains liable for performance of the IT Services and its obligations under this Agreement.